UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   October 5, 2012

FRIENDFINDER NETWORKS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34622	13-3750988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida		33487
(Address of Principal Executive Offices)		(Zip Code)

561-912-7000

(Registrant’s Telephone Number, Including Area Code)

n/a

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 5, 2012, FriendFinder Networks Inc. ("FFN" or the "Company") and each of Marc H. Bell and Daniel C. Staton determined to change Messrs. Bell's  and Staton's status from executive Co-Chairman of the Board of Directors (the "Board") and Chief Strategy Officer in Mr. Bell's case and Executive Co-Chairman of the Board in Mr. Staton's case to non-executive Co-Chairmen of the Board.  In connection with this change in status, FFN and each of Messrs. Bell and Staton have agreed to terminate the Amended and Restated Employment Agreements, dated as of April 24, 2012, by and between FFN and Mr. Bell and FFN and Mr. Staton (collectively, the "Employment Agreements").  No termination payments are being made pursuant to the Employment Agreements.

In connection with the change in status for Messrs. Bell and Staton, FFN determined it was in the best interests of FFN for Messrs. Bell and Staton to provide consulting services to FFN.  As a result, FFN and each of Messrs. Bell and Staton entered into Consulting Agreements, dated as of October 5, 2012 (collectively, the "Consulting Agreements").  The Consulting Agreements provide for a term that runs through March 29, 2017 and sets forth that Messrs. Bell and Staton will provide consulting services in connection with enterprise-wide business initiatives, strategic planning and issues relating to the Company's debt, including any refinancing of the Company's debt.  Each of Messrs. Bell and Staton will receive an annual consulting fee of $500,000 per year which may be increased each fiscal year by 10% following the first anniversary of the Consulting Agreements if permitted under the terms of the agreements governing the Company's indebtedness and obligations in effect from time to time.  In addition to the annual consulting fee, each of Messrs. Bell and Staton will be eligible to receive an additional consulting fee annually, subject to the successful completion of a refinancing of the Company's outstanding debt as of the date of the Consulting Agreements and the satisfaction of certain performance criteria, in an amount up to 100% of their consulting fee and 100% of the dollar value of the quarterly common stock grants made to each of Messrs. Bell and Staton.

Under the Consulting Agreements, each of Messrs. Bell and Staton will receive a grant of 62,500 shares of the Company's common stock on the last day of each calendar quarter beginning with the calendar quarter commencing October 1, 2012, an option to purchase 4,167 shares  of the Company's common stock on April 3, 2013 and each anniversary thereafter, and an annual grant of 2,500 shares of restricted stock on May 16, 2013 and on each anniversary thereafter (vesting on the third anniversary of the grant date).  The Consulting Agreements also provide the Company with the right to repurchase any restricted stock issued less than three years prior to the date of a termination of the Consulting Agreements at the fair market value of the restricted stock on the date such restricted stock was issued.  The equity issuances described above are subject to availability under the Company's incentive plans and any stockholder approval required.

The Consulting Agreements provide each of Messrs. Bell and Staton with termination payments in the event of a termination by the Company without "cause" (as defined in the Consulting Agreements), a termination by Mr. Bell or Mr. Staton for “good reason” (as defined in the Consulting Agreements), or within 12 months following a “change in control” (as defined in the Consulting Agreements) in an amount equal to five times Mr. Bell's or Mr. Staton's consulting fee and five times the value of 250,000 shares of the Company's common stock, and 100% of the additional consulting fee opportunity actually earned for the fiscal year prior to the year of termination.  Termination payments are contingent upon each of Messrs. Bell and Staton signing and not revoking a release of claims.  Additionally, each of Messrs. Bell and Staton is subject to certain restrictive covenants, including non-competition, non-solicitation and confidentiality provisions.

In connection with the change in status for Messrs. Bell and Staton, the termination of their Employment Agreements and their entering into the Consulting Agreements, FFN and each of Messrs. Bell and Staton have entered into an Agreement In Connection With Continuation Of Certain Equity Awards, dated as of October 5, 2012 (collectively, the "Continuation Agreements").  Pursuant to the Continuation Agreements, Messrs. Bell's and Staton's equity award agreements are amended to provide that references to termination of employment or other similar terms shall refer to termination of the services of Messrs. Bell and Staton under the Consulting Agreements.

A copy of the Consulting Agreements between the Company and each of Messrs. Bell and Staton are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.   A copy of the Continuation Agreements between the Company and each of Messrs. Bell and Staton are filed as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement, dated as of October 5, 2012, between FriendFinder Networks Inc. and Marc H. Bell.
10.2	Consulting Agreement, dated as of October 5, 2012, between FriendFinder Networks Inc. and Daniel C. Staton.
10.3	Agreement In Connection With Continuation Of Certain Equity Awards, dated as of October 5, 2012, between FriendFinder Networks Inc. and Marc H. Bell.
10.4	Agreement In Connection With Continuation Of Certain Equity Awards, dated as of October 5, 2012, between FriendFinder Networks Inc. and Daniel C. Staton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2012
FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua
Name: Title:	Ezra Shashoua Chief Financial Officer